Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Invitae Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	26,632,735	$28.03	$746,515,563	0.0001091	$81,445(2)

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, $0.0001 par value per share	457(b)	26,632,735		$746,515,563			S-3ASR	333-256683	June 1, 2021	$81,445

	Total Offering Amounts					$746,515,563		$81,445(2)

	Total Fees Previously Paid							$81,445(2)

	Total Fee Offsets							—

	Net Fee Due							$0

(1)

Represents the maximum number of shares of the Registrant’s common stock issuable upon conversion of the Registrant’s 1.50% Convertible Senior Notes due 2028 (the “Notes”) at a conversion rate corresponding to the initial conversion rate of 23.1589 shares of the Registrant’s common stock per $1,000 principal amount of the Notes. Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that becomes issuable by reason of any stock dividend, stock split, recapitalization, conversion of the notes as a result of the anti-dilution provisions thereof or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock on The New York Stock Exchange on May 24, 2021.